Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors AutoInfo, Inc.:

We consent to the use of our report dated August 24, 2011, with respect to the financial statements of Eleets Transportation Company, Inc.’s Truck Agent Business Unit as of December 31, 2010 and 2009 and the related balance sheets, statements of income and retained earnings, statements of cash flows, notes and supplemental information, in the AutoInfo Inc. Current Report on Form 8-K.

/s/ Patrick & Robinson, LLC

Jacksonville, FL
September 22, 2011